Exhibit 3.2.3

                                  AMEMDMENTS
                                      TO
                         AMENDED AND RESTATED BYLAWS
                                      OF
                    ALLIANCE FARMS COOPERATIVE ASSOCIATION



          The Amended and Restated Bylaws of Alliance Farms Cooperative Association (the "Association") were amended by the Board of Directors at its March 21, 1997 meeting and by the members of the Association at its April 14, 1997 meeting, as follows:

               RESOLVED, that the Bylaws of the Association be, and they hereby are, amended as follows:

     1. The present Section 2.1 of the Bylaws is deleted in its entirety and the following new Section 2.1 is inserted in lieu thereof:

                    2.1 Limitations and Qualifications. Only producers of agricultural products, associations of such producers, and federations of such associations, who have executed and delivered to the Association a Feeder Pig Purchase Agreement (as defined in Section 3.2 of these Bylaws) may own Class A Common Stock (as defined in Article SIXTH of the Articles of Incorporation) of the Association. Only producers of agricultural products, associations of such producers, and federations of such associations, who have executed and delivered to the Association a Weaned Pig Purchase Agreement (as defined in Section 3.2 of these Bylaws) may own Class B Common Stock (as defined in Article SIXTH of the Articles of Incorporation) of the Association. Except as provided in the two immediately preceding sentences, no person may own the capital stock of the Association. Only stockholders of the Association may be members of the Associations, and each stockholder of the Association shall be a member of the Association.

     2. The first paragraph of the present Section 2.2 of the Bylaws is deleted in its entirety and the following new first paragraph is inserted in lieu thereof:

                    In the event that (a) a member (i) has terminated a
               Feeder Pig Purchase Agreement between the Association and the member or a Weaned Pig Purchase Agreement between the Association and the member without having executed and delivered to the Association a replacement Feeder Pig Purchase Agreement or a replacement Weaned Pig Purchase Agreement, as the case may be, or (ii) fails to be a party to a Feeder Pig Purchase Agreement with the Association or a Weaned Pig Purchase Agreement with the Association, or (b) the Board of Directors by resolution finds that a member has
               (i) intentionally or repeatedly violated any provision of the Articles of Incorporation or these Bylaws, or (ii) breached a Feeder Pig Purchase Agreement or a Weaned Pig Purchase Agreement or materially breached any other contract with the Association or (iii) remained indebted to the Association for ninety (90) days after such indebtedness first became payable, or (iv) willfully obstructed any lawful purpose or activity of the Association, then the Board of Directors, in its sole discretion, may terminate such member's membership in and association with the Association in any manner hereinafter provided.

     3. The present Section 2.4 of the Bylaws is deleted in its entirety and the following new Section 2.4 is inserted in lieu thereof:

                    2.4 Transferability of Equity Interests. The equity interests issued by the Association may not be assigned or transferred, except upon consent of the Board of Directors; provided, however, that the Board of Directors shall not give such consent absent the execution and delivery to the Association of a Feeder Pig Purchase Agreement, with respect to an assignment or transfer of Class A Common Stock (as defined in Article SIXTH of the Articles of Incorporation), or a Weaned Pig Purchase Agreement, with respect to an assignment or transfer of Class B Common Stock (as defined in Article SIXTH of the Articles of Incorporation), by such assignee or transferee.

     4. The present Section 3.2(b) of the Bylaws is deleted in its entirety and the following new Section 3.2(b) is inserted in lieu thereof:

                    (b) Feeder Pig Purchase Agreements and Weaned Pig Purchase Agreements. Without limiting the foregoing, the Association may make (i) uniform feeder pig purchase agreements ("Feeder Pig Purchase Agreements") with its members owning Class A Common Stock (as defined in Article SIXTH of the Articles of Incorporation) that require such members to, among other things, purchase from the Association feeder pigs that meet particular minimum weight, management and quality standards; provided, however, that the application of the terms of the Feeder Pig Purchase Agreements may result in different prices for the purchase of feeder pigs, and (ii) uniform weaned pig purchase agreements ("Weaned Pig Purchase Agreements") with its members owning Class B Common Stock (as defined in Article SIXTH of the Articles of Incorporation) that require such members to, among other things, purchase from the Association weaned pigs that meet particular minimum weight, management and quality standards; provided, however, that the application of the terms of the Weaned Pig Purchase Agreements may result in different prices for the purchase of weaned pigs. The allocation of any and all pigs produced by the Association between those that are to be retained by the Association for development into feeder pigs and those that are to be sold pursuant to the Weaned Pig Purchase Agreements will be determined by the Association based on the average production of pigs at weaned pig age from all Production Units (as defined below) and will be distributed in proportion to the number of Class A Production Units (as defined below), on the one hand, and the number of Class B Production Units (as defined below), on the other hand. For purposes of this Section 3.2, (i) "Production Units" means the Class A Production Units and Class B Production Units, (ii) a "Class A Production Unit" means a feeder pig production facility necessary to house, feed and care for a group of approximately 2,450 sows and the attendant offspring thereof (A) that is constructed using the proceeds of the issuance of 17 shares of Class A Common Stock of Association and
               (B) from which an initial lot of weaned pigs has been produced, and (iii) a "Class B Production Unit" means a weaned pig production facility necessary to house, feed and care for a group of approximately 2,450 sows and the attendant offspring thereof
               (A) that is constructed using the proceeds of the issuance of 18 shares of Class B Common Stock of Association and (B) from which an initial lot of weaned pigs has been produced. The Board of Directors shall have the power to carry out all agreements of the Association with its members in every way advantageous to the Association representing the members collectively and to modify the terms of the form of Feeder Pig Purchase Agreements and of the form of Weaned Pig Purchase Agreements so long as each such modification maintains the relative economics of each member's financing cost per pig as of the date or dates that each such member's shares of capital stock were issued by the Association.

     5. The present Section 9.1(a) of the Bylaws is deleted in its entirety and the following new Section 9.1(a) is inserted in lieu thereof:

                    (a) The Association annually shall distribute as patronage distributions to its member-patrons all of its net margins realized by the Association on its patronage sourced income. The Association's net margins through and including August 31, 1997 are equal to the Association's Federal taxable income realized by the Association from patronage sourced business done with or for its member-patrons, computed before reduction for patronage distributions paid by the Association hereunder, and the Association's net margins from and after September 1, 1997 are equal to the Association's net income (computed under generally accepted accounting principles) realized by the Association from patronage sourced business done with or for its member-patrons, computed before reduction for patronage distributions paid by the Association hereunder. The Association shall compute its net income (taxable income through and including August 31, 1997) separately for each group of member-patrons, together with their successors and permitted assigns (each such group of member-patrons, including their successors and permitted assigns, are referred to as a "Member Group"), whose shares of capital stock originally were issued by the Association in connection with the provision of financing for the acquisition or development of one or more production units that were the subject of the issuance of capital stock to such group (each, a "Member Group's Production Unit"). In determining the amount of the Member Group's net income (taxable income through and including August 31, 1997), the Association shall separately take into account the depreciation deductions and financing costs attributable to the related Member Group's Production Unit(s). The amount of the patronage dividend shall be computed separately for each Member Group and the patronage dividend shall be equal to the net margin computed for each such Member Group, and not reduced by any net loss realized by any other Member Group. The allocation of net margins as patronage distributions shall be made only with respect to feeder pigs sold pursuant to the terms of the Feeder Pig Purchase Agreements between the Association and the members, weaned pigs sold pursuant to the terms of the Weaned Pig Purchase Agreements between the Association and the members, and feeder pigs and weaned pigs sold pursuant to the Swine Production Services Agreement between the Association and Farmland Industries, Inc. (or its successors or assigns).

     6. The present Section 9.5 of the Bylaws is deleted in its entirety and the following new Section 9.5 is inserted in lieu thereof:

                    9.5 Dissolution or Liquidation. Except as otherwise provided in the Articles of Incorporation, in the event of the dissolution or liquidation of the Association, the Association shall distribute its assets in the following order of priority:
               (1) to the payment of debts and liabilities of the Association;
               (2) to setting up such reserves as the Board of Directors shall determine to be reasonably necessary or appropriate for any contingent or unforeseen liabilities or obligations of the Association; and (3) among the holders of outstanding capital credits and the Association's capital stock ratably in proportion to the sum of:

               (a) the cash, property or other consideration received by the Association in exchange for each such share of capital stock issued to the holder thereof (or such holder's predecessors in interest of such share), as determined by the Board of Directors, plus

               (b) the aggregate amount of any and all payments of principal made by such holder (or such holder's predecessors in interest), as determined by the Board of Directors, pursuant to such holder's (or such holder's predecessors in interest's) Feeder Pig Purchase Agreement or Weaned Pig Purchase Agreement, as the case may be, with respect to
                    (i) the debt incurred by the Association for the production facilities constructed by the Association with respect to the issuance of each such share of capital stock from which the right of such holder (or such holder's predecessors in interest) to purchase pigs under such Agreement derives, (ii) any debt incurred for the initial working capital requirements with respect to the operation of such production facilities, and
                    (iii) any debt incurred for purposes of
                    refinancing any such debt respectively.

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